Exhibit 99.1

Technical Communications Corporation Reports Results for the Year Ended September 27, 2008

CONCORD, Mass.--(BUSINESS WIRE)--November 24, 2008--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter and year ended September 27, 2008. For the year ended September 27, 2008, the Company reported revenue of $6,852,000 and net income of $1,061,000, or $0.75 per share, as compared to revenue of $4,920,000 and net income of $846,000, or $0.62 per share, for fiscal 2007. For the quarter ended September 27, 2008, the Company reported a net loss of $(87,000), or $(0.06) per share, on revenue of $1,204,000, as compared to net income of $543,000, or $0.39 per share, on revenue of $1,751,000 for the quarter ended September 29, 2007.

The Company applies the provisions of SFAS No. 123R, which requires the recognition of stock-based compensation in net income for the period. As a result, included in net income for the year ended September 27, 2008 is a non-cash expense for stock-based compensation of $146,000, or $0.07 per share, as compared to $100,000, or $0.07 per share, for the year ended September 29, 2007.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “TCC’s performance for fiscal 2008 exceeded performance for fiscal 2007 both in terms of revenue and profit. Revenue increased by almost 40% while profits increased by 25%. These numbers are the result of TCC’s aggressive pursuit of international markets which require the high quality communications security offered by our products. Performance for the fourth quarter of fiscal 2008 was as expected with revenues reduced somewhat from the previous quarter due to the timing of orders. Our backlog continues to increase with $8.7 million recorded as of this date.

TCC continues to invest in the development of new products which expand the application of our traditional product lines. We expect that future network encryption needs will be met with a new generation of very high speed military encryptors capable of providing fiber optic connectivity combined with rugged field environment reliability for the most demanding military applications. Other product developments are creating new connectivity options which allow insertion of our encryptors into additional networks. We see the demand for TCC’s DSP9000 Universal Encryption System continue to increase with users who must interoperate radios from different manufacturers. We expect that during fiscal 2009 TCC will maintain the current direction of investment into new products and markets with continued profitability and a broadening customer base.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, and including statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 28, 2008, March 29, 2007 and December 29, 2007 and the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007.

Technical Communications Corporation

Condensed consolidated income statements

	Year ended

	9/27/08	9/29/07
Net sales	$6,852,000	$4,920,000
Gross profit	4,189,000	3,405,000
S, G & A expense	2,335,000	1,748,000
Product development costs	942,000	891,000
Operating income	912,000	766,000
Net income	$1,061,000	$846,000
Net income per share:
Basic	$0.75	$0.62
Diluted	$0.63	$0.55

	Three months ended
	(unaudited)

	9/27/08	9/29/07
Net sales	$1,204,000	$1,751,000
Gross profit	625,000	1,152,000
S, G & A expense	626,000	480,000
Product development costs	163,000	145,000
Operating income (loss)	(163,000)	527,000
Net income (loss)	$(87,000)	$543,000
Net income (loss) per share:
Basic	$(0.06)	$0.39
Diluted	$(0.06)	$0.34

Condensed consolidated balance sheets

	9/27/08	9/29/07
	(unaudited)

Cash and cash equivalents	$3,623,000	$2,622,000
Accounts receivable, net	722,000	421,000
Inventory, net	1,921,000	1,908,000
Other current assets	181,000	96,000
Total current assets	6,447,000	5,047,000
Property and equipment, net	267,000	107,000
Total assets	$6,714,000	$5,154,000

Accounts payable	$173,000	$254,000
Accrued expenses and other current liabilities	863,000	712,000
Total current liabilities	1,036,000	966,000
Total stockholders’ equity	5,678,000	4,188,000
Total liabilities and stockholders’ equity	$6,714,000	$5,154,000

CONTACT:
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com